CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Offering Price	Amount of Registration Fee
3.750% Notes Due 2047	$300,000,000	$297,597,000	$34,491.49

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-213383-03

PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED APRIL 28, 2017

$300,000,000

Baltimore Gas and Electric Company

3.750% Notes due 2047

We are offering $300,000,000 of our 3.750% notes due 2047, which we refer to as the “notes” in this prospectus supplement. We will pay interest on the notes semi-annually on February 15 and August 15 of each year, beginning February 15, 2018. The notes will mature on August 15, 2047.

We may redeem the notes at any time prior to maturity, in whole or in part, upon at least 10 days’ and not more than 60 days’ notice, at the redemption prices described in this prospectus supplement under “Description of the Notes—Optional Redemption.”

The notes will be our direct unsecured general obligations and will rank equally with all of our existing and future unsecured and unsubordinated debt.

We do not intend to apply for listing of the notes on any securities exchange or automated quotation system.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Investing in our notes involves risks. Please see “Risk Factors” on page S-3 of this prospectus supplement.

	Price to Public(1)	Underwriting Discount	Proceeds, before expenses, to us
Per note	99.199%	0.875%	98.324%
Total	$297,597,000	$2,625,000	$294,972,000

(1)	Plus accrued interest from August 24, 2017, if settlement occurs after that date.

The underwriters expect that delivery of the notes will be made to investors through the book-entry system of The Depository Trust Company, or DTC, including Clearstream Banking, société anonyme and/or Eurostream Bank S.A./N.V., against payment in New York, New York on or about August 24, 2017.

Joint Book-Running Managers

Credit Agricole CIB	Credit Suisse	J.P. Morgan	Morgan Stanley

Co-Managers

Apto Partners, LLC	Penserra Securities LLC

The date of this prospectus supplement is August 21, 2017

We urge you to carefully read this prospectus supplement and the accompanying prospectus, which describe the terms of the offering of the notes, before you make your investment decision. You should rely only on the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus and any related free writing prospectus required to be filed with the Securities and Exchange Commission, or the SEC. We have not, and the underwriters have not, authorized anyone else to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information appearing in this prospectus supplement and the accompanying prospectus is accurate as of any date other than the date on the front of those documents or that the information incorporated by reference is accurate as of any date other than the date that the document incorporated by reference was filed with the SEC.

Prospectus Supplement

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of the notes, this offering and certain other matters relating to us and our financial condition. The second part is the accompanying prospectus, which provides more general information about securities we may offer from time to time. Some of the information in the accompanying prospectus does not apply to this offering. You should read the entire prospectus supplement and the accompanying prospectus, including the documents incorporated by reference that are described under “Where You Can Find More Information” in this prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus and in any written communication from us or the underwriters specifying the final terms of the offering. To the extent the information in this prospectus supplement differs from the information in the accompanying prospectus, you should rely on the information in this prospectus supplement. Neither we nor the underwriters or their affiliates and agents have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor the underwriters or their affiliates and agents are making an offer of these securities in any jurisdiction where the offer is not permitted. The information in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference herein or therein and any written communication from us specifying the final terms of the offering is only accurate as of the date of the respective document in which the information appears. Our business, financial condition, results of operations and prospects may have changed since those dates.

Baltimore Gas and Electric Company is a subsidiary of Exelon Corporation, or Exelon. The accompanying prospectus also includes information about Exelon and its affiliates, Exelon Generation Company, LLC, or Generation, Commonwealth Edison Company, or ComEd, PECO Energy Company, or PECO, Potomac Electric Power Company, or PEPCO, Delmarva Power & Light Company, or DPL, and Atlantic City Electric Company, or ACE, and their securities, which does not apply to us or the notes. The notes are solely our obligations and not obligations of Exelon or of its other affiliates.

When we refer to “BGE,” “the Company,” “we,” “us,” or “our” in this prospectus supplement, we mean Baltimore Gas and Electric Company and, unless the context otherwise indicates, does not include any of our subsidiaries or other affiliates.

BALTIMORE GAS AND ELECTRIC COMPANY

We are a regulated electric transmission and distribution utility company and a regulated gas distribution utility company with a service territory that covers the City of Baltimore and all or part of 10 counties in central Maryland. We are a public service company under the Public Utilities Article of the Maryland Annotated Code subject to regulation by the Maryland Public Service Commission, with respect to electric and gas distribution rates and service, the issuances of certain securities and certain other aspects of our operations. We are a public utility under the Federal Power Act subject to regulation by Federal Energy Regulatory Commission with respect to electric transmission rates and certain other aspects of our business and by the U.S. Department of Transportation as to pipeline safety and other areas of gas operations. Specific operations of ours are subject to the jurisdiction of various other federal, state, regional and local agencies. Additionally, we are also subject to North American Electric Reliability Corporation mandatory reliability standards.

Our electric service territory includes an area of approximately 2,300 square miles. Our gas service territory includes an area of approximately 800 square miles. We deliver electricity to approximately 1.3 million customers and natural gas to approximately 668,000 customers.

We were incorporated in the State of Maryland in 1906. Our principal executive offices are located at 2 Center Plaza, 110 West Fayette Street, Baltimore, Maryland 21201, and our telephone number is (410) 234-5000.

SUMMARY FINANCIAL INFORMATION

We have provided the following summary financial information for your reference. We have derived the summary information presented here from the financial statements we have incorporated by reference into this prospectus supplement and the accompanying prospectus. You should read the summary information together with our historical consolidated financial statements and the related notes incorporated by reference in this prospectus supplement and the accompanying prospectus. See “Where You Can Find More Information.”

	Year Ended December 31,			Six Months Ended June 30,
	2016	2015	2014	2017	2016
	($ in millions)			(unaudited)
Income Statement Data
Operating revenues	$3,233	$3,135	$3,165	$1,625	$1,609
Operating income	550	558	439	326	245
Net income	294	288	211	169	135
Net income attributable to common shareholder	286	275	198	169	129

Cash Flow Data
Cash interest paid, net of amount capitalized	$(92)	$(120)	$(111)	$(51)	$(48)
Capital expenditures	(934)	(719)	(620)	(405)	(392)
Net cash flows provided by operating activities	945	782	740	472	489
Net cash flows used in investing activities	(910)	(675)	(622)	(383)	(375)
Net cash flows used in financing activities	(21)	(162)	(85)	(100)	(118)

	As of December 31,			As of June 30,
	2016	2015	2014	2017
	($ in millions)			(unaudited)
Balance Sheet Data
Property, plant and equipment, net	$7,040	$6,597	$6,204	$7,283
Regulatory assets, including current portion	712	781	724	692
Total assets(a)	8,704	8,295	8,056	8,786
Regulatory liabilities, including current portion	160	222	244	157
Long-term debt, including long-term debt due within one year	2,322	1,858	1,932	2,282
Long-term debt to financing trust	252	252	252	252
Total liabilities(a)	5,856	5,418	5,303	5,868
Preference stock not subject to mandatory redemption	—	190	190	—
Total shareholders’ equity	2,848	2,687	2,563	2,918

(a)	Our consolidated assets include $26 million and $26 million at December 31, 2016 and December 31, 2015, respectively, of our consolidated variable interest entity, or VIE, that can only be used to settle the liabilities of the VIE. Our consolidated liabilities include $42 million and $122 million at December 31, 2016 and December 31, 2015, respectively, of our consolidated VIE for which the VIE creditors do not have recourse to us. See our Annual Report on Form 10-K for the year ended December 31, 2016, ITEM 8. Financial Statements: Note 2.

RISK FACTORS

Investing in the notes involves risks. You should carefully consider the following discussion and the risks described under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2016 and our Quarterly Reports on Form 10-Q for the periods ended March 31, 2017 and June 30, 2017, incorporated by reference in this prospectus supplement and the accompanying prospectus, the factors listed under “Forward Looking Statements” in this prospectus supplement and the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus before making a decision to invest in the notes. See “Where You Can Find More Information.”

There may be no public market for the notes.

We can give no assurances concerning the liquidity of any markets that may develop for the notes offered by this prospectus supplement, the ability of any investor to sell any of the notes or the price at which investors would be able to sell them. If markets for the notes do not develop, investors may be unable to resell the notes for an extended period of time, if at all. If markets for the notes do develop, they may not continue or it may not be sufficiently liquid to allow holders to resell any of the notes. Consequently, investors may not be able to liquidate their investment readily, and lenders may not readily accept the notes as collateral for loans.

The Indenture does not restrict the amount of additional debt that we may incur.

The notes and indenture pursuant to which the notes will be issued do not place any limitation on the amount of indebtedness, secured or unsecured, that we or our subsidiaries may incur. Our incurrence of additional debt may have important consequences for you as a holder of the notes, including making it more difficult for us to satisfy our obligations with respect to the notes, a loss in the trading value of your notes and a risk that one or more of the credit ratings of the notes are lowered or withdrawn.

FORWARD LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated or deemed incorporated by reference as described under the heading “Where You Can Find More Information” contain forward-looking statements that are not based entirely on historical facts and are subject to risks and uncertainties. Words such as “believes,” “anticipates,” “expects,” “intends,” “plans,” “predicts” and “estimates” and similar expressions are intended to identify forward-looking statements but are not the only means to identify those statements. These forward-looking statements are based on assumptions, expectations and assessments made by our management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Any forward-looking statements are not guarantees of our future performance and are subject to risks and uncertainties.

The factors that could cause actual results to differ materially from the forward-looking statements include: (a) any risk factors discussed in this prospectus supplement and the accompanying prospectus; (b) those factors discussed in the following sections of our Annual Report on Form 10-K for the year ended December 31, 2016: ITEM 1A. Risk Factors, ITEM 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations and ITEM 8. Financial Statements and Supplementary Data: Note 3 and Note 24; (c) those factors discussed in the following sections of our Quarterly Reports on Form 10-Q for the periods ended March 31, 2017 and June 30, 2017: ITEM 1A. Risk Factors and Part I, Financial Information, ITEM 1. Financial Statements: Note 5 and Note 17 and (d) other factors discussed herein and in other filings with the SEC made by us, as applicable.

You are cautioned not to place undue reliance on these forward-looking statements, which apply only as of the date on the front of this prospectus supplement or, as the case may be, as of the date on which we make any subsequent forward-looking statement that is deemed incorporated by reference. We do not undertake any obligation to update or revise any forward-looking statement to reflect events or circumstances after the date as of which any such forward-looking statement is made.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports with the SEC. Our SEC filings are available to the public over the internet free of charge on Exelon’s website (www.exeloncorp.com) as soon as reasonably practicable after such documents are electronically filed with or furnished to the SEC, and at the SEC’s website (www.sec.gov). Information on Exelon’s website is not a part of this prospectus supplement or the accompanying prospectus. You may also read and copy any document we file at the SEC’s Public Reference Room, which is located at 100 F Street, N.E., Washington, D.C. 20549. You can obtain further information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

This prospectus supplement is a part of a registration statement on Form S-3 filed with the SEC under the Securities Act of 1933. It does not contain all of the information that is important to you. You should read the registration statement for further information about us and the notes we are offering. Statements contained in this prospectus supplement concerning the provisions of any document filed as an exhibit to the registration statement or otherwise filed with the SEC highlight selected information, and in each instance reference is made to the copy of the document filed.

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement, and information that we file later with the SEC will automatically update and may supersede this information. We incorporate by reference the documents listed below that we have filed with the SEC and any future filing that we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than any portion of any such documents that is furnished, rather than filed, by us in accordance with the rules of the SEC under the Exchange Act) until the offering of the notes described in this prospectus supplement is terminated:

•	our Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on February 13, 2017 (File No. 001-01910);

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2017, filed with the SEC on May 3, 2017 (File No. 001-01910); and

•	our Quarterly Report on Form 10-Q for the quarter ended June 30, 2017, filed with the SEC on August 2, 2017 (File No. 001-01910).

Our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q referenced above are each a combined report deemed separately filed by Exelon and its reporting subsidiaries, Generation, ComEd, PECO, BGE, PEPCO, DPL and ACE. Information contained in the combined reports relating to each individual company is filed by such company on its own behalf. Only the information in each such combined report relating to BGE is incorporated by reference in this prospectus supplement and the accompanying prospectus. You should not rely on any information relating to any company other than BGE in determining whether to invest in the notes.

You can also find more information about us from the sources described under “Documents Incorporated by Reference” in the accompanying prospectus.

If you request, orally or in writing, copies of any of the documents incorporated by reference, we will send you the copies you requested at no charge. However, we will not send exhibits to such documents unless such exhibits are specifically incorporated by reference in such documents. You should direct written requests for such copies to Baltimore Gas and Electric Company, c/o Exelon Corporation, 10 South Dearborn Street, 52nd Floor, P.O. Box 805379, Chicago, Illinois 60680-5379, attention Investor Relations. The telephone number is 1-800-483-3220.

USE OF PROCEEDS

We anticipate our net proceeds from the sale of the notes will be approximately $294,472,000 after deducting underwriting discounts and estimated offering expenses. We intend to use the net proceeds we receive from the issuance and sale of the notes to redeem $250,000,000 in principal amount of the 6.20% Deferrable Interest Subordinated Debentures due October 15, 2043 issued by our affiliate BGE Capital Trust II, to repay our commercial paper obligations and for general corporate purposes. As of August 18, 2017, we had approximately $50 million of outstanding commercial paper obligations, which had remaining maturities of less than 30 days and annual interest rates ranging from 1.40% to 1.43%. If we do not use the net proceeds immediately, we may temporarily invest them in short-term, interest-bearing obligations.

RATIO OF EARNINGS TO FIXED CHARGES

The following are our consolidated ratios of earnings to fixed charges for each of the periods indicated:

	Six Months Ended June 30, 2017	Years Ended December 31,
		2016	2015	2014	2013	2012
Ratio of earnings to fixed charges	5.4	4.7	4.7	3.8	3.6	1.0

For purposes of calculating the ratio of earnings to fixed charges, earnings consist of net income before income tax expense, less capitalized interest and fixed charges consist of interest expensed, amortization of discounts and premiums on indebtedness, and capitalized expenses related to indebtedness and an estimate of the interest within rental expense.

CAPITALIZATION AND SHORT-TERM BORROWINGS

The following table shows our consolidated capitalization and short-term borrowings as of June 30, 2017 and as adjusted to reflect the issuance of the notes and the use of the net proceeds of this offering as forth under “Use of Proceeds” above. This table is qualified in its entirety by, and should be considered in conjunction with, the more detailed information incorporated by reference or provided in this prospectus supplement or in the accompanying prospectus.

	As of June 30, 2017
	Actual		As Adjusted
	(In millions)	(% of Capitalization and Short-term Borrowings)	(In millions)	(% of Capitalization and Short-term Borrowings)
Short-term borrowings	$85	1.5%	$—	—%
Long-term debt:
Long-term debt of BGE (including current portion)	2,282	41.2	2,282	41.5
3.750% notes due 2047	—	—	300	5.5
Long-term debt to financing trust	252	4.6	—	—
Total shareholder’s equity(1)	2,918	52.7%	2,918	53.0

Total capitalization and short-term borrowings	$5,537	100.0%	$5,500	100.0%

(1)	Total shareholder’s equity includes common stock shareholder equity and retained earnings.

DESCRIPTION OF THE NOTES

The following description of the notes is only a summary and is not intended to be comprehensive. In the event that information in this prospectus supplement is inconsistent with information in the accompanying prospectus, you should rely on this prospectus supplement.

General

We will issue $300,000,000 of the 3.750% notes due 2047 under an indenture dated as of July 24, 2006, or the Indenture, which is a contract between us and the trustee, Deutsche Bank Trust Company Americas, or the Trustee, as it has been and may be further supplemented from time to time. The Indenture is filed as an exhibit to the registration statement that contains the accompanying prospectus. Subject to the limitations described in this prospectus supplement and the accompanying prospectus, we may issue additional notes under the Indenture with the same priority as the notes offered hereby, including notes having the same series designation and terms (except for the public offering prices and the issue date) as the notes offered hereby, without the approval of the holders of outstanding notes under the Indenture, including the holders of the outstanding notes offered hereby. An officer’s certificate will establish the terms of the notes under the Indenture.

The terms of the notes will not necessarily afford you protection in the event of particular transactions or upon the occurrence of particular events that may adversely affect you, including a reorganization, recapitalization, restructuring, merger or other similar transactions involving us or our subsidiaries, whether or not in connection with a change of control. As a result, we could enter into any such transaction even though the transaction could adversely affect our capital structure or credit ratings or otherwise adversely affect the holders of the notes. The notes will not contain any provisions that will require us to redeem, or permit the holders of the notes to cause a redemption or purchase of, the notes upon the occurrence of any particular event. However, we may redeem some or all of the notes at any time or from time to time prior to maturity, at our option, as described in this prospectus supplement under “Optional Redemption” below.

Ranking

The notes will be our direct unsecured general obligations and will rank equally with all of our existing and future unsecured and unsubordinated debt, will be senior in right of payment to all of our existing and future subordinated debt and will be junior to any of our future secured debt to the extent of the value of the collateral securing such secured debt. The notes will not be obligations of or guaranteed by any of our subsidiaries. The Indenture does not limit our ability to issue secured debt senior to the notes or the amount of debt we or our subsidiaries may issue, whether secured or unsecured.

Please see “Capitalization and Short-Term Borrowings” in this prospectus supplement for information with respect to the long-term debt and short-term borrowings of us and our subsidiaries as of June 30, 2017.

Interest Rate and Maturity

We will pay interest on the notes at the fixed rate of 3.750% per annum, payable semi-annually on February 15 and August 15 of each year, beginning February 15, 2018. The notes will mature on August 15, 2047.

Interest on the notes will accrue from and include the date that the notes are issued to and excluding the date of maturity or redemption. Interest will be computed on the basis of a 360-day year of twelve 30-day months. On each interest payment date, we will pay interest on each note to the person in whose name the note is registered at the close of business on the record date for such interest. So long as all of the notes remain in book-entry only form, the record date for each interest payment date will be the close of business on the business day immediately preceding the applicable interest payment date. If any of the notes do not remain in book-entry only form, the record date for each interest payment date will be the close of business on the first calendar day immediately preceding the applicable interest payment date. If any interest payment date falls on a day that is not a Business Day, payment will be made on the next Business Day and no additional interest or other payment will be paid in respect of such delay. “Business Day” means any day that is not a Saturday, a Sunday, or a day on which commercial banking institutions in New York City, are generally authorized or required by law or executive order to be closed.

Form and Denomination

The notes will be issued in registered form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The notes will initially be issued in “book-entry only form,” represented by a permanent global debt security registered in the name of The Depository Trust Company, which we refer to as DTC, or its nominee. However, we reserve the right to issue notes in certificated form registered in the name of the noteholders. For so long as the notes are registered in the name of DTC or its nominee, we will pay the principal, premium, if any, and interest due on the notes to DTC for payment to its participants for subsequent disbursement to the beneficial owners. For further information on DTC and its practices, see “Book-Entry System” below.

Optional Redemption

General

At any time prior to February 15, 2047 (i.e., six months prior to the maturity date of the notes), we may, at our option, redeem some or all of the notes, in each case upon at least 10 days’ and not more than 60 days’ notice, at a redemption price equal to the greater of:

•	100% of the principal amount of the notes then outstanding to be redeemed; and

•

the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed that would be due if such notes matured on February 15, 2047 (exclusive of interest accrued to the redemption date), discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points.

At any time on or after February 15, 2047, we may redeem some or all of such notes upon at least 10 days’ and not more than 60 days’ notice, at our option, at a redemption price equal to 100% of the principal amount of the notes then outstanding to be redeemed plus accrued and unpaid interest on the principal amount being redeemed to the redemption date.

If at the time a redemption notice is given, the redemption moneys are not on deposit with the Trustee, then the redemption shall be subject to their receipt on or before the redemption date and such notice shall be of no effect unless such moneys are so received. Any redemption may be conditioned upon the consummation of one or more other transactions, including any debt or equity issuance by us or any of our parent companies.

Certain Definitions

“Comparable Treasury Issue” means the United States Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the series of notes being redeemed (assuming the notes matured on February 15, 2047), that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of the notes.

“Comparable Treasury Price” means, with respect to any redemption date, the average of the Reference Treasury Dealer Quotations for such redemption date.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by us.

“Reference Treasury Dealer” means (i) any of J.P. Morgan Securities LLC, Credit Suisse Securities (USA) LLC, Morgan Stanley & Co. LLC, and a Primary Treasury Dealer (as defined below) selected by Credit Agricole Securities (USA) Inc., and in each case their respective successors and affiliates, and (ii) one other primary U.S. Government securities dealer in the United States of America (each, a “Primary Treasury Dealer”) selected by us; provided, however, that if any of the foregoing shall cease to be a Primary Treasury Dealer, or is unwilling or unable to serve in such role, we shall substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by us, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to us at 3:30 p.m. New York City time on the third Business Day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to actual or interpolated maturity (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

Events of Default

An “Event of Default” with respect to a series of debt securities issued under the Indenture means any of the following:

•	we fail to pay the principal of (or premium, if any, on) any debt security of that series when due and payable;

•	we fail to pay any interest on any debt security of that series for 30 days after such is due;

•

we fail to observe or perform any other covenants or agreements set forth in the debt securities of that series, or in the Indenture in regard to such debt securities, continuously for 60 days after notice (which must be sent either by the Trustee or holders of at least 33% of the principal amount of the affected series); or

•	we file for bankruptcy or certain other events of bankruptcy, insolvency or reorganization occur.

An Event of Default for a particular series of debt securities does not necessarily mean that an Event of Default has occurred for any other series of debt securities issued under the Indenture. If an Event of Default has occurred and has not been cured, the Trustee or the holders of not less than 33% of the principal amount of the debt securities of the affected series may declare the entire principal of the debt securities of such series due and payable immediately. Subject to certain conditions, if we deposit with the Trustee enough money to remedy the default and there is no default continuing, this acceleration of payment may be rescinded by the holders of at least a majority in aggregate principal amount of the debt securities of such series.

The Trustee must, within 90 days after a default occurs, notify the holders of the debt securities of the series of the default if we have not remedied it (default is defined to include the events specified above without the grace periods or notice). The Trustee may withhold notice to the holders of such debt securities of any default (except in the payment of principal or interest) if it in good faith considers such withholding in the interest of the holders. We are required to file an annual certificate with the Trustee, signed by an officer, stating any default by us under any provisions of the Indenture.

Prior to any declaration of acceleration of maturity, the holders holding a majority of the principal amount of the debt securities of the particular series affected, on behalf of the holders of all debt securities of that series, may waive any past default or Event of Default. We cannot, however, obtain a waiver of a payment default.

Except in cases of default where the Trustee has some special duties, the Trustee is not required to take any action under the Indenture at the request of any holders unless such holders offer the Trustee reasonable indemnity. Subject to the provisions for indemnification and certain other limitations, the holders of a majority in principal amount of the debt securities of any series may direct the time, method and place of conducting any proceedings for any remedy available to the Trustee with respect to such series of debt securities.

In order to bypass the Trustee and take steps to enforce your rights or protect your interests relating to the notes, the following must occur:

•	you must give the Trustee written notice that an Event of Default has occurred and remains uncured;

•

the holders of 33% of the principal amount of all outstanding notes must make a written request that the Trustee take action because of the default, and must offer reasonable indemnity to the Trustee against the cost and other liabilities of taking that action; and

•	the Trustee must have not taken action for 60 days after receipt of the above notice and offer of indemnity.

However, you are entitled at any time to bring a lawsuit for the payment of money due on the notes on or after their due date.

“Street name” and other indirect holders should consult their banks or brokers for information on how to give notice or direction to, or make a request of, the Trustee and to make or cancel a declaration of acceleration.

Supplemental Indentures

There are three types of changes we can make to the Indenture and the debt securities issued thereunder, including the notes.

Changes Requiring Each Holder’s Approval

The following changes require the approval of each holder of debt securities of the series affected then outstanding:

•	extending the fixed maturity;

•	reducing the interest rate or extending the time of payment of interest;

•	reducing any premium payable upon redemption;

•	reducing the principal amount;

•	reducing the amount of principal payable upon acceleration of the maturity of a discounted debt security following default;

•	changing the currency of payment; or

•	reducing the percentage of securityholders whose consent is required to modify or amend the Indenture.

Changes Not Requiring Holder Approval

Changes not requiring holder approval are limited to those changes specified in the Indenture, including those which are of an administrative nature or are changes that would not adversely affect holders of the debt securities.

Changes Requiring 66-2/3% of all Holders to Approve

A vote in favor by securityholders owning not less than 66-2/3% of the principal amount of the debt securities of a particular series of affected debt securities is required for any other matter listed in the Indenture.

Consolidation, Merger or Sale

We may not merge or consolidate with any entity or sell substantially all of our assets as an entirety unless:

•

we are the continuing entity or the successor entity expressly assumes the payment of principal, and premium, if any, and interest on the debt securities and the performance and observance of all the covenants and conditions of the Indenture binding on us; and

•	we, or the successor corporation, is not immediately after the merger, consolidation or sale in default in the performance of a covenant or condition in the Indenture binding on us.

Discharge

The Indenture provides that we can discharge and satisfy all of our obligations under any series of debt securities that are payable within one year, or under any series of debt securities that we deliver to the Trustee (and that have not already been cancelled), by depositing with the Trustee or any paying agent, enough funds to pay the principal and interest due or to become due on such debt securities until their maturity date.

Governing Law

The Indenture and the notes are governed by the laws of the State of New York.

Concerning the Trustee

We and our affiliates use or may use some of the banking services of the Trustee in the normal course of business.

Book-Entry System

We will issue each series of the notes in the form of one or more global notes in fully registered form initially in the name of Cede & Co., as nominee of DTC, or such other name as may be requested by an authorized representative of DTC. The global notes will be deposited with DTC and may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any nominee to a successor of DTC or a nominee of such successor.

DTC, the world’s largest securities depository, is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds and provides asset servicing for (over 3.5 million issues of) U.S. and non-U.S. equity, corporate and municipal debt issues, and money market instruments (from over 100 countries) that DTC’s participants (direct participants) deposit with DTC. DTC also facilitates the post-trade settlement among direct participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between direct participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation, or DTCC. DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies.

DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly (indirect participants). The rules applicable to DTC and its direct and indirect participants are on file with the SEC. More information about DTC can be found at www.dtcc.com. We do not intend this internet address to be an active link or to otherwise incorporate the content of the website into this prospectus supplement.

Clearstream advises that it is incorporated under the laws of Luxembourg as a bank. Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions between its customers through electronic book-entry transfers between their accounts. Clearstream provides to its customers among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic securities markets in over 30 countries through established depository and custodial relationships. As a bank, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector, also known as the Commission de Surveillance du Secteur Financier. Its customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Its customers in the United States are limited to securities brokers and dealers and banks. Indirect access to Clearstream is also available to other institutions such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with the customer.

Euroclear advises that it was created in 1968 to hold securities for its participants and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. Euroclear Clearance establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks, including central banks, securities brokers and dealers and other professional financial intermediaries and may include the Initial purchasers. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly. Securities clearance accounts and cash accounts with the Euroclear operator are governed by the terms and conditions governing use of Euroclear and the related operating procedures of Euroclear. These terms and conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear operator acts under the terms and conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

Euroclear further advises that investors that acquire, hold and transfer interests in the notes by book-entry through accounts with the Euroclear operator or any other securities intermediary are subject to the laws and contractual provisions governing their relationship with their intermediary, as well as the laws and contractual provisions governing the relationship between such an intermediary and each other intermediary, if any, standing between themselves and the global securities.

Purchases of notes under the DTC system must be made by or through direct participants, which will receive a credit for the notes in DTC’s records. The ownership interest of each actual purchaser of notes is in turn to be recorded on the direct and indirect participants’ records. Beneficial owners of the notes will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the notes are to be accomplished by entries made on the books of direct and indirect participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the notes, except in the event that use of the book-entry system for the notes is discontinued.

To facilitate subsequent transfers, all notes deposited by direct participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of notes with DTC and their registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the notes; DTC’s records reflect only the identity of the direct participants to whose accounts such notes are credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. The laws of some jurisdictions may require that certain persons take physical delivery in definitive form of securities which they own. Consequently, those persons may be prohibited from purchasing beneficial interests in the global notes from any beneficial owner or otherwise.

Redemption notices shall be sent to DTC. If less than all of the notes within an issue are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in such issue to be redeemed.

So long as DTC’s nominee is the registered owner of the global notes, such nominee for all purposes will be considered the sole owner or holder of the notes for all purposes under the Indenture. Except as provided below, beneficial owners will not be entitled to have any of the notes registered in their names, will not receive or be entitled to receive physical delivery of the notes in definitive form and will not be considered the owners or holders thereof under the Indenture.

Neither DTC nor Cede & Co. (nor such other DTC nominee) will consent or vote with respect to the notes. Under its usual procedures, DTC mails an omnibus proxy to the issuer as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the notes are credited on the record date (identified in a listing attached to the omnibus proxy).

All payments on the global notes will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from trustees or issuers on payment dates in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participant and not of DTC, the Trustee or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) shall be the responsibility of the Trustee or us, disbursement of such payments to direct participants shall be the responsibility of DTC, and disbursement of such payments to the beneficial owners shall be the responsibility of direct and indirect participants.

DTC may discontinue providing its service as securities depositary with respect to the notes at any time by giving reasonable notice to us or the Trustee. In addition, we may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depositary). In the event that a successor securities depositary is not obtained under the above circumstances, or, alternatively, if an event of default with respect to the notes has occurred and is outstanding, note certificates in fully registered form are required to be printed and delivered to beneficial owners of the global notes representing such notes.

Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC’s rules and will be settled in immediately available funds using DTC’s same-day funds settlement system. Secondary market trading between Clearstream customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional Eurobonds in immediately available funds.

Cross market transfers between persons holding directly or indirectly through DTC on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other, will be effected in DTC in accordance with DTC’s rules on behalf of the relevant European international clearing system by its U.S. depositary; however, such cross market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines, in European time. The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depository to take action to effect final settlement on its behalf by delivering interests in the notes to or receiving interests in the notes from DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream customers and Euroclear participants may not deliver instructions directly to their respective U.S. depositaries.

Because of time-zone differences, credits of interests in the notes received by Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions involving interests in such notes settled during such processing will be reported to the relevant Clearstream customers or Euroclear participants on such business day. Cash received by Clearstream or Euroclear as a result of sales of interests in the notes by or through a Clearstream customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

The information in this section has been obtained from sources that we believe to be reliable, but we take no responsibility for its accuracy.

Neither we, the trustee nor the underwriters will have any responsibility or obligation to direct participants, or the persons for whom they act as nominees, with respect to the accuracy of the records of DTC, its nominee or any direct participant with respect to any ownership interest in the notes, or payments to, or the providing of notice to direct participants or beneficial owners.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain United States federal income tax considerations relating to the purchase, ownership and disposition of the notes, but does not purport to be a complete analysis of all potential tax considerations. This summary is based on the provisions of the United States Internal Revenue Code of 1986, as amended, or the Code, the Treasury regulations promulgated thereunder, judicial authority, published administrative positions of the United States Internal Revenue Service, or the IRS, and other applicable authorities, all as in effect on the date of this document, and all of which are subject to change, possibly on a retroactive basis. We have not sought any ruling from the IRS with respect to the statements made and the conclusions reached in the following summary and there can be no assurance that the IRS will agree with our statements and conclusions.

This summary deals only with beneficial owners of the notes that purchase the notes in this offering at their “issue price” (generally, the first price at which a substantial amount of the notes are sold for money to the public (excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers)) and that will hold the notes as “capital assets” within the meaning of section 1221 of the Code (generally, property held for investment). This summary does not purport to deal with all aspects of United States federal income taxation that might be relevant to particular beneficial owners in light of their personal investment circumstances or status, nor does it address tax considerations applicable to beneficial owners that may be subject to special tax rules, including, but not limited to, certain financial institutions, individual retirement and other tax-deferred accounts, tax-exempt organizations, S corporations, partnerships or other pass-through entities for United States federal income tax purposes or investors in such entities, insurance companies, broker-dealers, dealers or traders in securities or currencies, real estate investment trusts, regulated investment companies, persons who mark their securities to market for federal income tax purposes, certain former citizens or residents of the United States subject to section 877 of the Code, part-year non-resident aliens, controlled foreign corporations, passive foreign investment companies and taxpayers subject to the alternative minimum tax. This summary also does not discuss notes held as part of a hedge, straddle, synthetic security or conversion transaction, or situations in which the “functional currency” of a United States Holder (as defined below) is not the United States dollar. Moreover, the effects of any applicable federal estate or gift, state, local or non-United States tax laws are not discussed.

In the case of a beneficial owner of the notes that is classified as a partnership for United States federal income tax purposes, the tax treatment of the notes to a partner of the partnership generally will depend upon the tax status of the partner and the activities of the partner and the partnership. Persons who are partners of a partnership holding the notes should consult their own tax advisors.

The following discussion is for informational purposes only and is not a substitute for careful tax planning and advice. Investors considering the purchase, ownership, or disposition of the notes should consult their own tax advisors with respect to the application of the United States federal income tax laws to their particular situations, as well as any tax consequences arising under any other federal tax laws or the laws of any state, local or non-United States taxing jurisdiction or under any applicable tax treaty.

United States Holders

The term “United States Holder” means a beneficial owner of a note that is, for United States federal income tax purposes:

•	an individual who is a citizen or a resident of the United States;

•

a corporation, or other entity taxable as a corporation for United States federal income tax purposes, created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate, the income of which is subject to United States federal income taxation regardless of its source; or

•

a trust, if (i) a court within the United States is able to exercise primary jurisdiction over its administration and one or more “United States persons” (within the meaning of the Code) have the authority to control all of its substantial decisions, or (ii) the trust was in existence on August 20, 1996 and has made a valid election under applicable Treasury regulations to continue to be treated as a United States person.

Taxation of stated interest on a note

Stated interest on a note will be included in the gross income of a United States Holder as ordinary income at the time such interest is accrued or received, in accordance with the United States Holder’s regular method of accounting for United States federal income tax purposes.

Original issue discount

A debt obligation generally is treated as issued with original issue discount, or OID, for United States federal income tax purposes if its ‘‘stated redemption price at maturity’’ (as defined below) is greater than its ‘‘issue price’’ (as defined below) by more than a de minimis amount. If a debt obligation, such as the notes, is issued with OID, a United States Holder of the debt instrument generally must include such OID in income as it accrues under a constant yield method in advance of receipt of the cash payments attributable to such income, regardless of such United States Holder’s method of accounting. The ‘‘stated redemption price at maturity’’ of a debt security is generally the sum of all payments to be made on the debt security other than qualified stated interest (as defined below). ‘‘Qualified stated interest’’ is generally stated interest that is unconditionally payable in cash or in property (other than debt instruments of the issuer) at least annually during the entire term of a debt security at a single fixed rate or, subject to certain conditions, based on one or more interest indices. The ‘‘issue price’’ of each debt security in a particular offering will generally be the first price at which a substantial amount of that particular offering is sold to the public (ignoring sales to underwriters, placement agents or wholesalers).

The amount of OID that a United States Holder will be required to include in income is an amount equal to the sum of the ‘‘daily portions’’ of OID with respect to a note for each day during the taxable year (or portion thereof) in which the United States Holder held such note. The daily portion is determined by allocating to each day in any ‘‘accrual period’’ a pro rata portion of the OID allocable to that accrual period. A United States Holder that purchased a note for an amount greater than its adjusted issue price must then reduce each daily portion of OID by a fraction equal to the amount of its acquisition premium divided by the amount of OID remaining in respect of a note as of the date the United States Holder purchased such note. The ‘‘accrual period’’ for a note may be of any length and may vary in length over the term of the note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs on the first day or the final day of an accrual period. The amount of OID allocable to any accrual period other than the final accrual period is an amount equal to the excess, if any, of (i) the product of the note’s adjusted issue price at the beginning of such accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period) over (ii) the aggregate of all qualified stated interest allocable to the accrual period. OID allocable to a final accrual period is the difference between the amount payable at maturity (other than a payment of qualified stated interest) and the adjusted issue price of a note at the beginning of the final accrual period. The ‘‘adjusted issue price’’ of a note at the beginning of any accrual period is equal to its issue price, increased by the accrued OID for each accrual period, determined without regard to the amortization of any acquisition or bond premium and reduced by any payments previously made on such note that were not qualified stated interest payments.

A United States Holder generally may make an irrevocable election to include in gross income all interest that accrues on a note using the constant yield method described above. For purposes of this election, interest includes stated interest and OID. Such election generally will apply only to the note with respect to which it is made. A United States Holder that makes such election cannot change the election without the consent of the IRS. United States Holders should consult their own tax advisors regarding the desirability, mechanics and consequences of making this election.

Sale, exchange, redemption, retirement or other taxable disposition of the notes

Upon the sale, exchange, redemption, retirement or other taxable disposition of a note, a United States Holder generally will recognize gain or loss equal to the difference, if any, between (i) the amount realized upon the disposition and (ii) the United States Holder’s adjusted tax basis in the note. The amount realized will be equal to the sum of the amount of cash and the fair market value of any property received in exchange for the note (less any portion allocable to any accrued and unpaid interest, which will be taxed as ordinary interest income to the extent not previously so taxed). A United States Holder’s adjusted tax basis in a note generally will equal the cost of the note to such holder. This gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the United States Holder has held the note for more than one year. In general, long-term capital gains of a non-corporate United States Holder are taxed at lower rates than those applicable to ordinary income. The deductibility of capital losses is subject to limitations. Each United States Holder should consult its own tax advisors as to the deductibility of capital losses in its particular circumstances.

Medicare tax

A 3.8% Medicare tax is imposed on all or a portion of the “net investment income” or “undistributed net investment income” (in the case of an estate or trust) of certain individuals, trusts and estates if their income exceeds certain thresholds. Interest income from the notes and net gain realized on the sale, exchange, redemption, retirement or other taxable disposition of the notes generally must be taken into account when computing the net investment income on which such 3.8% Medicare tax is imposed.

Information reporting and backup withholding tax

In general, information reporting requirements apply with respect to payments to certain non-corporate United States Holders of principal, premium, if any, and interest on a note, and payments to such holders of the proceeds of the sale, exchange, redemption, retirement or other taxable disposition of a note. The payor (which may be us or an intermediate payor) will be required to impose backup withholding tax, currently at a rate of 28%, if (i) the payee fails to furnish a taxpayer identification number, or TIN, to the payor or to establish an exemption from backup withholding tax; (ii) the IRS notifies the payor that the TIN furnished by the payee is incorrect, (iii) there has been a notified payee underreporting described in section 3406(c) of the Code or (iv) the payee has not certified under penalties of perjury that it has furnished a correct TIN and that the IRS has not notified the payee that it is subject to backup withholding tax under the Code. United States backup withholding tax is not an additional tax. Any amounts withheld under the backup withholding tax rules from a payment to a United States Holder will be allowed as a credit against such holder’s United States federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

Non-United States Holders

The following is a summary of the material United States federal income tax consequences that will apply to a non-United States Holder. As used herein, the term “non-United States Holder” means a beneficial owner of notes that is an individual, corporation, estate or trust (other than a grantor trust), in each case, for United States federal income tax purposes and that is not a United States Holder. Special rules may apply to non-United States Holders that are subject to special treatment under the Code, including controlled foreign corporations, passive foreign investment companies, certain United States expatriates and foreign persons eligible for benefits under an applicable income tax treaty with the United States. Such non-United States Holders should consult their tax advisors to determine the United States federal, state, local and other tax consequences that may be relevant to them.

Payment of interest

Subject to the discussions below under “Effectively connected income,” “Information reporting and backup withholding,” and “FATCA compliance,” interest paid on a note by us or any paying agent to a non-United States Holder will be exempt from United States income and withholding tax provided that (i) the non-United States Holder does not, actually or constructively, own 10 percent or more of the combined voting power of all classes of our stock entitled to vote, (ii) the non-United States Holder is not a controlled foreign corporation related to us, actually or constructively, through stock ownership, (iii) the non-United States Holder is not a bank that acquired the notes in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business and (iv) either (a) the non-United States Holder provides to us or our paying agent the required certifications set forth under section 871(h) and section 881(c) of the Code, as described in the following paragraph, or (b) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business on behalf of the non-United States Holder provides a statement to us or our agent under penalties of perjury in which it certifies that it has received such required certification from the non-United States Holder or a qualifying intermediary and furnishes a copy to us or our agent.

To qualify for the exemption from withholding tax with respect to the notes, a non-United States Holder generally will be required to provide in the year in which a payment of principal or interest occurs, or in one of the three preceding years, a statement signed under penalty of perjury that certifies that such non-United States Holder is the beneficial owner of the note and is not a United States person as defined in the Code and provides such non-United States Holder’s name and address. This statement generally will be made on an IRS Form W-8BEN or IRS Form W-8BEN-E or a substantially similar substitute form. A non-United States Holder must further inform the recipient of such form of any change in the information on the statement within 30 days of such change. Special procedures apply in the case of a payment to a foreign partnership or to certain foreign trusts.

A non-United States Holder that does not qualify for exemption from withholding as described above generally will be subject to withholding of United States federal income tax at a rate of 30% on payment of interest on the notes. A non-United States Holder may be entitled to the benefits of an income tax treaty under which interest on the notes is subject to an exemption from, or a reduced rate of, United States withholding tax. In general, a non-United States Holder is only eligible for an exemption or reduced rate if it furnishes a properly completed and executed IRS Form W-8BEN or IRS Form W-8BEN-E or a substantially similar substitute form and any applicable attachments claiming the exemption from, or reduction in, withholding tax under the tax treaty and complies with any other applicable procedures.

Sale, exchange, redemption, retirement or other taxable disposition of the notes

Subject to the discussions below under “Effectively connected income,” “Information reporting and backup withholding,” and “FATCA compliance,” a non-United States Holder generally will not be subject to United States federal income tax on gain realized on the sale, exchange, redemption, retirement or other taxable disposition of notes unless the non-United States Holder is a nonresident alien individual who is present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are met. If a non-United States Holder is an individual who is present in the United States for 183 days or more during the taxable year of the sale, exchange, redemption, retirement or other taxable disposition of a note, then such non-United States Holder generally will be subject to United States federal income tax at a flat rate of 30% (unless a lower applicable treaty rate applies) on any such realized gain (which gain shall be calculated in the same manner discussed above under “United States Holders—Sale, exchange, redemption, retirement or other taxable disposition of the notes”), which may be offset by losses allocable to sources within the United States.

Effectively connected income

If a non-United Stated Holder is engaged in the conduct of a trade or business in the United States, and if interest on the notes or gain realized on a taxable disposition of notes is effectively connected with the conduct of such trade or business (and, generally, if an income tax treaty applies, is attributable to a United States permanent establishment or fixed base maintained by the non-United States Holder), the non-United States Holder generally will be exempt from the withholding tax discussed in the preceding paragraphs (provided that the non-United States Holder provides a properly completed and executed IRS Form W-8ECI or substantially similar substitute form). However, the non-United States Holder generally will be subject to United States federal income tax on such income or gain on a net income basis in the same manner as if it were a United States Holder (unless an applicable treaty provides otherwise). In addition, if such a non-United States Holder is a corporation, such non-United States Holder may also be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable income tax treaty) of its earnings and profits for the taxable year that are effectively connected with its conduct of a trade or business in the United States, subject to certain adjustments.

Information reporting and backup withholding

The amount of interest paid to certain non-United States Holders on the notes and the tax withheld (if any) with respect to such interest, will be reported annually to the IRS, even if such non-United States Holders are exempt from the 30% withholding tax described above. Copies of the information returns reporting such interest and withholding may also be made available to the tax authorities in the country in which the non-United States Holder is a resident under the provisions of an applicable income tax treaty or information exchange agreement.

A non-United States Holder will be subject to backup withholding on interest paid to such non-United States Holder unless such non-United States Holder certifies under penalties of perjury that it is not a United States person as defined under the Code (and certain other conditions are met) or otherwise establishes an exemption from backup withholding. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-United States Holder’s United States federal income tax liability, provided the required information is timely furnished to the IRS.

Information reporting and, if applicable, backup withholding generally will apply to the proceeds of a disposition of notes by a non-United States Holder effected within the United States or through certain United States-related financing intermediaries, unless the non-United States Holder certifies under penalties of perjury that it is not a United States person (and certain other conditions are met) or otherwise establishes an exemption from such requirements.

FATCA compliance

Sections 1471 through 1474 of the Code and related Treasury guidance, collectively referred to as FATCA, generally impose United States federal withholding tax at a rate of 30% on payments to certain foreign entities of (i) United States-source interest income (including interest paid on the notes) and (ii) the gross proceeds from a disposition, after December 31, 2018, of an obligation that produces United States-source interest (including a disposition of the notes), in each case, unless various information reporting and diligence requirements are satisfied. This tax would generally apply in the case of notes held through foreign financial institutions that do not satisfy such requirements. Such withholding will not apply if such foreign financial institution (i)(a) enters into an agreement with the United States government to withhold on certain payments and to collect and provide to the IRS substantial information regarding United States account holders of such institution (which include certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with United States owners) or (b) resides in a jurisdiction with which the United States has entered into an intergovernmental agreement to implement FATCA and (ii) provides the withholding agent with a certification that such foreign financial institution is eligible to receive the applicable payment free of FATCA withholding. No additional amounts will be payable by us on account of any withholding obligation that is imposed with respect to payments on a note as a result of the failure of any beneficial owner of a note, or any intermediary through which it directly or indirectly owns such note, to comply with the requirements of FATCA (or any other withholding tax provisions). Foreign entities located in jurisdictions that have entered into an intergovernmental agreement with the United States governing FATCA may be subject to modified rules. Non-United States Holders should consult their tax advisors regarding the possible implications of FATCA on their ownership and disposition of the notes.

UNDERWRITING

We are selling the notes to the underwriters named in the table below pursuant to an underwriting agreement dated the date hereof, and each of the underwriters has severally agreed to purchase from us the respective principal amount of notes set forth opposite its name below:

Underwriter	Principal Amount of Notes
Credit Agricole Securities (USA) Inc.	$70,500,000
Credit Suisse Securities (USA) LLC	70,500,000
J.P. Morgan Securities LLC	70,500,000
Morgan Stanley & Co. LLC	70,500,000
Apto Partners, LLC	9,000,000
Penserra Securities LLC	9,000,000

Total	$300,000,000

The obligations of the several underwriters to purchase the notes are subject to certain conditions as set forth in the underwriting agreement. The underwriters are obligated to purchase all of the notes if they purchase any of the notes. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of the non-defaulting underwriter may be increased or the offering of notes may be terminated. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The underwriters have advised us that they propose to initially offer the notes to the public at the price to public appearing on the cover page of this prospectus supplement and may also offer the notes to certain securities dealers at the price to public on the cover of this prospectus supplement less a concession of 0.500% of the principal amount of the notes. The underwriters may allow, and such dealers may re-allow, a discount not in excess of 0.250% of the principal amount of the notes to certain brokers and dealers. After the initial public offering, the price to public, concession and discount may be changed.

There is no established trading market for the notes, and the underwriters are not obligated to make a market in the notes. We do not intend to apply for listing of the notes on any securities exchange. The underwriters have advised us that they intend to make a market in the notes but are not obligated to do so and may discontinue such market-making activities at any time without notice. We cannot give any assurance as to the maintenance of the trading market for, or the liquidity of, the notes, the ability of the holders to sell their notes or the price at which holders will be able to sell their notes.

In connection with the offering, the underwriters may engage in transactions that stabilize the price of the notes. These transactions may include purchases for the purpose of fixing or maintaining the price of the notes.

The underwriters may create a short position in the notes in connection with the offering. That means they sell a larger principal amount of the notes than is shown on the cover page of this prospectus supplement. If they create a short position, the underwriters may purchase notes in the open market to reduce the short position.

If the underwriters purchase the notes to stabilize the price or to reduce their short position, the price of the notes could be higher than it might be if they had not made such purchases. The underwriters make no representation or prediction about any effect that purchases may have on the price of the notes and any of such transactions may be discontinued at any time.

We have agreed to indemnify the several underwriters against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribute with respect to payments which the underwriters may be required to make in respect of any of those liabilities.

Our expenses associated with the offer and sale of the notes, excluding underwriting discounts, are estimated to be approximately $500,000.

The underwriters and their affiliates are full service financial institutions engaged in various activities. From time to time, in the ordinary course of business, the underwriters and their affiliates have engaged and may in the future engage, in sales and trading, commercial banking, investment banking advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services and/or other transactions of a financial nature with us and our affiliates. Consequently, they have received, and in the future may continue to receive, customary fees and commissions for these services. The underwriters or their affiliates may provide credit to us or our affiliates as lenders from time to time, including under our existing revolving credit facility. In particular, the underwriters or their affiliates may hold outstanding subordinated debentures or commercial paper obligations issued by us, which may be repaid with a portion of the net proceeds received by us from the sale of the notes. See “Use of Proceeds.”

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If any of the underwriters or their affiliates has a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

NOTICE TO INVESTORS IN CERTAIN JURISDICTIONS

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of notes which are the subject of the offering contemplated by this prospectus supplement to the public in that Relevant Member State other than:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by the issuer for any such offer; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of notes shall require the issuer or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

Each underwriter has represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to the issuer; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Hong Kong

The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Canada

The bonds may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the bonds must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Korea

The shares have not been and will not be registered under the Financial Investments Services and Capital Markets Act of Korea and the decrees and regulations thereunder (the “FSCMA”), and the shares have been and will be offered in Korea as a private placement under the FSCMA. None of the shares may be offered, sold or delivered directly or indirectly, or offered or sold to any person for re-offering or resale, directly or indirectly, in Korea or to any resident of Korea except pursuant to the applicable laws and regulations of Korea, including the FSCMA and the Foreign Exchange Transaction Law of Korea and the decrees and regulations thereunder (the “FETL”). The shares have not been listed on any of securities exchanges in the world including, without limitation, the Korea Exchange in Korea. Furthermore, the purchaser of the shares shall comply with all applicable regulatory requirements (including but not limited to requirements under the FETL) in connection with the purchase of the shares. By the purchase of the shares, the relevant holder thereof will be deemed to represent and warrant that if it is in Korea or is a resident of Korea, it purchased the shares pursuant to the applicable laws and regulations of Korea.

Taiwan

The shares have not been and will not be registered with the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitutes an offer within the meaning of the Securities and

Exchange Act of Taiwan that requires a registration or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the shares in Taiwan.

LEGAL MATTERS

McKennon Shelton & Henn LLP, Baltimore, Maryland, will render an opinion as to the validity of the notes for us, and certain legal matters will be passed on for the underwriters by Winston & Strawn LLP, Chicago, Illinois. Winston & Strawn LLP provides legal services to Exelon and its subsidiaries from time to time.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) of Baltimore Gas and Electric Company incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2016 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

EXELON CORPORATION

Debt Securities

Common Stock

Stock Purchase Contracts

Stock Purchase Units

Preferred Stock

Depositary Shares

EXELON GENERATION COMPANY, LLC

Debt Securities

COMMONWEALTH EDISON COMPANY

Debt Securities

PECO ENERGY COMPANY

Debt Securities

BALTIMORE GAS AND ELECTRIC COMPANY

Debt Securities

POTOMAC ELECTRIC POWER COMPANY

Debt Securities

DELMARVA POWER & LIGHT COMPANY

Debt Securities

ATLANTIC CITY ELECTRIC COMPANY

Debt Securities

Exelon Corporation (Exelon) may use this prospectus to offer and sell from time to time:

•	debt securities;

•	common stock;

•	stock purchase contracts;

•	stock purchase units;

•	preferred stock in one or more series;

•	depositary shares.

Exelon Generation Company, LLC (Generation) may use this prospectus to offer and sell from time to time:

•	debt securities

Commonwealth Edison Company (ComEd) may use this prospectus to offer and sell from time to time:

•	debt securities

PECO Energy Company (PECO) may use this prospectus to offer and sell from time to time:

•	debt securities

Baltimore Gas and Electric Company (BGE) may use this prospectus to offer and sell from time to time:

•	debt securities

Potomac Electric Power Company (Pepco) may use this prospectus to offer and sell from time to time:

•	debt securities

Delmarva Power & Light Company (DPL) may use this prospectus to offer and sell from time to time:

•	debt securities

Atlantic City Electric Company (ACE) may use this prospectus to offer and sell from time to time:

•	debt securities

Exelon, Generation, ComEd, PECO, BGE, Pepco, DPL and ACE sometimes refer to the securities listed above as the “Securities.”

Exelon, Generation, ComEd, PECO, BGE, Pepco, DPL and ACE will provide the specific terms of the Securities in supplements to this prospectus prepared in connection with each offering. Please read this prospectus and the applicable prospectus supplement carefully before you invest. This prospectus may not be used to consummate sales of the offered Securities unless accompanied by a prospectus supplement.

Exelon’s common shares are listed on the New York Stock Exchange, under the symbol “EXC.”

Please see “Risk Factors” beginning on page 2 for a discussion of factors you should consider in connection with a purchase of the Securities offered in this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 28, 2017.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that Exelon, Generation, ComEd, PECO, BGE, Pepco, DPL and ACE have each filed with the Securities and Exchange Commission (SEC) using a “shelf” registration process. Under this shelf registration process, each of us may, from time to time, sell our Securities described in this prospectus in one or more offerings. Each time Exelon, Generation, ComEd, PECO, BGE, Pepco, DPL or ACE (each, a registrant) sells Securities, the registrant will provide a prospectus supplement that will contain a description of the Securities the registrant will offer and specific information about the terms of the offering. The prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and the prospectus supplement, you should rely on the prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under “Where You Can Find More Information.”

Information contained herein relating to each registrant is filed separately by such registrant on its own behalf. No registrant makes any representation as to information relating to any other registrant or Securities issued by any other registrant.

As used in this prospectus, the terms “we,” “our” and “us” generally refer to:

•	Exelon with respect to Securities issued by Exelon.

•	Generation with respect to Securities issued by Generation.

•	ComEd with respect to Securities issued by ComEd.

•	PECO with respect to Securities issued by PECO.

•	BGE with respect to Securities issued by BGE.

•	Pepco with respect to Securities issued by Pepco.

•	DPL with respect to Securities issued by DPL.

•	ACE with respect to Securities issued by ACE.

None of the registrants will guarantee or provide other credit or funding support for the Securities to be offered by another registrant pursuant to this prospectus.

We are not offering the Securities in any state where the offer is not permitted.

For more detailed information about the Securities, you should read the exhibits to the registration statement. Those exhibits have either been filed with the registration statement or incorporated by reference to earlier SEC filings listed in the registration statement.

You should rely only on information contained in this prospectus and which is incorporated by reference or the documents to which we have referred you. We have not authorized anyone to provide you with information that is different. This prospectus and related prospectus supplement may be used only where it is legal to sell these securities. The information in this prospectus and any prospectus supplement may only be accurate on the date of this document. The business of the registrant, financial condition, results of operations and prospects may have changed since that date.

Please see “Risk Factors” beginning on page 2 for a discussion of factors you should consider in connection with a purchase of the Securities offered in this prospectus.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated or deemed incorporated by reference as described under the heading “Where You Can Find More Information” contain forward-looking statements that are not based entirely on historical facts and are subject to risks and uncertainties. Words such as “believes,” “anticipates,” “expects,” “intends,” “plans,” “predicts” and “estimates” and similar expressions are intended to identify forward-looking statements but are not the only means to identify those statements. These forward-looking statements are based on assumptions, expectations and assessments made by our management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Any forward-looking statements are not guarantees of our future performance and are subject to risks and uncertainties.

This prospectus contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are subject to risks and uncertainties. The factors that could cause actual results to differ materially from the forward-looking statements made by Exelon, Generation, ComEd, PECO, BGE, Pepco, DPL and ACE include those factors discussed herein, as well as the items discussed in (1) the combined 2016 Annual Report on Form 10-K of Exelon, Generation, ComEd, PECO, BGE, Pepco, DPL and ACE in (a) ITEM 1A. Risk Factors, (b) ITEM 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations and (c) ITEM 8. Financial Statements and Supplementary Data: Note 24; and (2) other factors discussed in filings with the SEC by each of the registrants.

You are cautioned not to place undue reliance on these forward-looking statements, which apply only as of the date on the front of this prospectus or, as the case may be, as of the date on which we make any subsequent forward-looking statement that is deemed incorporated by reference. We do not undertake any obligation to update or revise any forward-looking statement to reflect events or circumstances after the date as of which any such forward-looking statement is made.

RISK FACTORS

Investing in the Securities involves various risks. You are urged to read and consider the risk factors described in (a) the combined Annual Reports on Form 10-K of Exelon, Generation, ComEd, PECO, BGE, Pepco, DPL and ACE as applicable, for the year ended December 31, 2016, filed with the SEC on February 13, 2017. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus. The prospectus supplement applicable to each type or series of Securities offered by one of the registrants will contain a discussion of additional risks applicable to an investment in such registrant and the particular type of Securities the registrant is offering under that prospectus supplement.

EXELON CORPORATION

Exelon, incorporated in Pennsylvania in February 1999, is a utility services holding company engaged, through Generation, in the energy generation business, and through ComEd, PECO, BGE Pepco, DPL and ACE, in the energy delivery businesses. Exelon’s principal executive offices are located at 10 South Dearborn Street, Chicago, Illinois 60603, and its telephone number is 800-483-3220.

EXELON GENERATION COMPANY, LLC

Generation, one of the largest competitive electric generation companies in the United States as measured by owned and contracted MW, physically delivers and markets power across multiple geographic regions through its customer-facing business, Constellation. Constellation sells electricity and natural gas, including renewable energy, in competitive markets to both wholesale and retail customers. The retail sales include commercial, industrial and residential customers. Generation leverages its energy generation portfolio to ensure delivery of energy to both wholesale and retail customers under long-term and short-term contracts, and in wholesale power markets. Generation operates in well-developed energy markets and employs an integrated hedging strategy to manage commodity price volatility. Generation’s fleet provides geographic and supply source diversity. These factors help Generation mitigate the challenging conditions emanating from competitive energy markets. Generation’s customer facing activities foster development and delivery of other innovative energy-related products and services for its customers. Generation’s customers include distribution utilities, municipalities, cooperatives, financial institutions, and commercial, industrial, governmental, and residential customers in competitive markets. Generation has six reportable segments consisting of the Mid-Atlantic, Midwest, New England, New York, ERCOT and Other Power Regions not considered individually significant.

Generation was formed in 2000 as a Pennsylvania limited liability company. Generation began operations as a result of a corporate restructuring, effective January 1, 2001, in which Exelon Corporation (Exelon) separated its generation and other competitive businesses from its regulated energy delivery businesses at Commonwealth Edison Company (ComEd) and PECO Energy Company (PECO). Generation’s principal executive offices are located at 300 Exelon Way, Kennett Square, Pennsylvania 19348, and its telephone number is 610-765-5959.

COMMONWEALTH EDISON COMPANY

ComEd’s energy delivery business consists of the purchase and regulated retail sale of electricity and the provision of transmission and distribution services to retail customers in northern Illinois, including the City of Chicago.

ComEd was organized in the State of Illinois in 1913 as a result of the merger of Cosmopolitan Electric Company into the original corporation named Commonwealth Edison Company, which was incorporated in 1907. ComEd’s principal executive offices are located at 440 South LaSalle Street, Chicago, Illinois 60605, and its telephone number is 312-394-4321.

PECO ENERGY COMPANY

PECO’s energy delivery business consists of the purchase and regulated retail sale of electricity and the provision of transmission and distribution services to retail customers in southeastern Pennsylvania, including the City of Philadelphia, as well as the purchase and regulated retail sale of natural gas and the provision of natural gas distribution services to retail customers in the Pennsylvania counties surrounding the City of Philadelphia.

PECO was incorporated in Pennsylvania in 1929. PECO’s principal executive offices are located at 2301  Market Street, Philadelphia, Pennsylvania 19103, and its telephone number is 215-841-4000.

BALTIMORE GAS AND ELECTRIC COMPANY

BGE’s energy delivery business consists of the purchase and regulated retail sale of electricity and the provision of transmission and distribution services to retail customers in central Maryland, including the City of Baltimore, as well as the purchase and regulated retail sale of natural gas and the provision of gas distribution services to retail customers in central Maryland, including the City of Baltimore.

BGE was incorporated in Maryland in 1906. BGE’s principal executive offices are located at 110 West Fayette Street, Baltimore, Maryland 21201, and its telephone number is 410-234-5000.

POTOMAC ELECTRIC POWER COMPANY

Pepco’s energy delivery business consists of the Purchase and regulated retail sale of electricity and the provision of electric distribution and transmission services in the District of Columbia and major portions of Prince George’s County and Montgomery County in Maryland.

Pepco was incorporated in the District of Columbia in 1896 and Virginia in 1949. Pepco’s principal executive offices are located at 701 Ninth Street, N.W., Washington, D.C. 20068, and its telephone number is (202) 872-2000.

DELMARVA POWER & LIGHT COMPANY

DPL’s energy delivery business consists of the purchase and regulated retail sale of electricity and the provision of electric distribution and transmission services in portions of Maryland and Delaware, and the purchase and regulated retail sale of natural gas and the provision of natural gas distribution services in northern Delaware.

DPL was incorporated in Delaware in 1909 and Virginia in 1979. DPL’s principal executive offices are located at 500 North Wakefield Drive Newark, Delaware 19702, and its telephone number is (202) 872-2000.

ATLANTIC CITY ELECTRIC COMPANY

ACE’s energy delivery business consists of the purchase and regulated retail sale of electricity and the provision of electric distribution and transmission services in portions of southern New Jersey.

ACE was incorporated in New Jersey in 1924. ACE’s principal executive offices are located at 500 North Wakefield Drive Newark, Delaware 19702, and its telephone number is (202) 872-2000.

USE OF PROCEEDS

Except as otherwise indicated in the applicable prospectus supplement, each registrant expects to use the net proceeds from the sale of the Securities for general corporate purposes, including to discharge or refund (by redemption, by purchase on the open market, by purchase in private transactions, by tender offer or otherwise) outstanding long-term debt. Each registrant will describe in the applicable prospectus supplement any specific allocation of the proceeds to a particular purpose that the registrant has made at the date of that prospectus supplement. Please refer to our annual and quarterly reports incorporated by reference into this prospectus and any prospectus supplement for information concerning each registrant’s outstanding long-term debt. See “Where You Can Find More Information.”

RATIO OF EARNINGS TO FIXED CHARGES AND

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERENCE STOCK DIVIDENDS

Exelon

The following are Exelon’s consolidated ratios of earnings to fixed charges for each of the periods indicated:

	Years Ended December 31,
	2012	2013	2014	2015	2016
Ratio of earnings to fixed charges	2.4	2.6	2.7	3.2	2.0

The following are Exelon’s consolidated ratios of earnings to combined fixed charges and preference stock dividends for each of the periods indicated:

	Years Ended December 31,
	2012	2013	2014	2015	2016
Ratio of earnings to combined fixed charges and preference security dividends	2.3	2.5	2.7	3.2	2.0

Generation

The following are Generation’s consolidated ratios of earnings to fixed charges for each of the periods indicated:

	Years Ended December 31,
	2012	2013	2014	2015	2016
Ratio of earnings to fixed charges	2.6	3.3	2.7	3.4	2.1

ComEd

The following are ComEd’s consolidated ratios of earnings to fixed charges for each of the periods indicated:

	Years Ended December 31,
	2012	2013	2014	2015	2016
Ratio of earnings to fixed charges	3.0	1.7	3.1	3.1	2.4

PECO

The following are PECO’s consolidated ratios of earnings to fixed charges for each of the periods indicated:

	Years Ended December 31,
	2012	2013	2014	2015	2016
Ratio of earnings to fixed charges	4.9	5.6	5.0	5.4	5.6

BGE

The following are BGE’s consolidated ratios of earnings to fixed charges for each of the periods indicated:

	Years Ended December 31,
	2012	2013	2014	2015	2016
Ratio of earnings to fixed charges	1.0	3.6	3.8	4.7	4.7

Pepco

The following are Pepco’s consolidated ratios of earnings to fixed charges for each of the periods indicated:

	Years Ended December 31,
	2012	2013	2014	2015	2016
Ratio of earnings to fixed charges	2.7	2.9	3.0	3.1	1.5

DPL

The following are DPL’s consolidated ratios of earnings to fixed charges for each of the periods indicated:

	Years Ended December 31,
	2012	2013	2014	2015	2016
Ratio of earnings to fixed charges	3.3	3.7	4.2	3.3	1.2

ACE

The following are ACE’s consolidated ratios of earnings to fixed charges for each of the periods indicated:

	Years Ended December 31,
	2012	2013	2014	2015	2016
Ratio of earnings to fixed charges	1.7	2.1	2.1	2.1	0.3	(a)

(a)	The ratio coverage was less than 1:1. ACE required additional earnings of $49 million to achieve a coverage ratio of 1:1.

DESCRIPTION OF SECURITIES

Each time one of the registrants sells securities, it will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under “Where You Can Find More Information.”

PLAN OF DISTRIBUTION

We may sell the Securities offered (a) through agents; (b) by underwriters or dealers; (c) directly to one or more purchasers; or (d) through a combination of any of these methods of sale.

In some cases we may also repurchase the Securities and reoffer them to the public by one or more of the methods described above.

This prospectus may be used in connection with any offering of securities through any of these methods or other methods described in the applicable prospectus supplement.

Any underwriter or agent involved in the offer and sale of the Securities will be named in the applicable prospectus supplement.

By Agents

Offered securities may be sold on a one time or a continuing basis by agents designated by the applicable registrant. The agents will use their reasonable efforts to solicit purchases for the period of their appointment under the terms of an agency agreement between the agents and the applicable issuer.

By Underwriters or Dealers

If underwriters are used in the sale, the underwriters may be designated by the applicable registrant or selected through a bidding process. The securities will be acquired by the underwriters for their own account. The underwriters may resell the Securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may sell the Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. The obligations of the underwriters to purchase the Securities will be subject to certain conditions. The underwriters will be obligated to purchase all the Securities of the series offered if any of the securities are purchased. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

Only underwriters named in the applicable prospectus supplement are deemed to be underwriters in connection with the Securities offered hereby.

If dealers are utilized in the sale of the Securities, the applicable registrant will sell the Securities to the dealers as principals. The dealers may then resell the Securities to the public at varying prices to be determined by such dealers at the time of resale. The names of the dealers and the terms of the transaction will be set forth in the applicable prospectus supplement.

Direct Sales

We may also sell Securities directly to the public. In this case, no underwriters or agents would be involved.

General Information

We may authorize agents, underwriters or dealers to solicit offers by certain institutions to purchase Securities from us at the public offering price pursuant to delayed delivery contracts providing for payment and delivery on a later date or dates, all as described in the applicable prospectus supplement. Each delayed delivery contract will be for an amount not less than, and the aggregate amount of the Securities shall be not less nor more than, the respective amounts stated in the applicable prospectus supplement. Such institutions may include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions, but will in all cases be subject to our approval. The delayed delivery contracts will not be subject to any conditions except:

•	the purchase by an institution of the Securities covered by its delayed delivery contract shall not, at any time of delivery, be prohibited under the laws of any jurisdiction in the United States to which such delayed delivery contract is subject; and

•	if the Securities are being sold to underwriters, we shall have sold to those underwriters the total amount of the Securities less the amount thereof covered by the delayed delivery contracts. The underwriters will not have any responsibility in respect of the validity or performance of the delayed delivery contracts.

Unless otherwise specified in the related prospectus supplement, each series of the Securities will be a new issue with no established trading market, other than the common stock. Any common stock sold pursuant to a prospectus supplement or issuable upon conversion of another offered Security will be listed on the New York Stock Exchange, subject to official notice of issuance. We may elect to list any of the other securities on an exchange, but are not obligated to do so. It is possible that one or more underwriters may make a market in a series of the Securities, but no underwriter will be obligated to do so and any underwriter may discontinue any market making at any time without notice. We cannot predict the activity of trading in, or liquidity of, our Securities.

In connection with sales by an agent or in an underwritten offering, the SEC rules permit the underwriters or agents to engage in transactions that stabilize the price of the Securities. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters or agents of a greater number of securities than they are required to purchase in an offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the Securities while an offering is in progress.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriters have repurchased Securities sold by or for the account of that underwriter in stabilizing or short-covering transactions.

These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the Securities. As a result, the price of the Securities may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on an exchange or automated quotation system, if the Securities are listed on that exchange or admitted for trading on that automated quotation system, in the over-the-counter market or otherwise.

We may from time to time, without the consent of the existing Security holders, create and issue further Securities having the same terms and conditions as the Securities being offered hereby in all respects, except for issue date, issue price and if applicable, the first payment of interest or dividends therein or other terms as noted in the applicable prospectus supplement. Additional Securities issued in this manner will be consolidated with, and will form a single series with, the previously outstanding securities.

Underwriters, dealers and agents that participate in the distribution of the Securities may be underwriters as defined in the Securities Act of 1933, and any discounts or commissions received by them from us and any profit on the resale of the Securities by them may be treated as underwriting discounts and commissions under the Securities Act.

We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make.

Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our subsidiaries or affiliates in the ordinary course of their businesses.

LEGAL MATTERS

Ballard Spahr LLP, Philadelphia, Pennsylvania, will render an opinion as to the validity of the Securities for us.

Winston & Strawn LLP, Chicago, Illinois, will render an opinion as to the validity of the Securities for any underwriters, dealers, purchasers or agents. Winston  & Strawn LLP provides legal services to Exelon and its subsidiaries from time to time.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) of Exelon and Generation incorporated in this prospectus by reference to the combined Annual Report on Form 10-K for the year ended December 31, 2016 have been so incorporated in reliance on the reports (which contain explanatory paragraphs on the effectiveness of internal control over financial reporting due to the exclusion of certain elements of the internal control over financial reporting of the ConEdison Solutions business acquired during 2016) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements and management’s assessment (where applicable) of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) of ComEd, PECO, BGE, Pepco, DPL and ACE incorporated in this prospectus by reference to the combined Annual Report on Form 10-K for the year ended December 31, 2016 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

Exelon, Generation, ComEd, PECO, BGE, Pepco, DPL and ACE each file reports and other information with the SEC. The public may read and copy any reports or other information that we file with the SEC at the SEC’s public reference room, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. The public may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. These documents are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov. Reports, proxy statements and other information concerning Exelon may also be inspected at the offices of the New York Stock Exchange, which is located at 20 Broad

Street, New York, New York 10005. You may also obtain a copy of the registration statement at no cost by writing us at the following address:

Exelon Corporation

Attn: Investor Relations

10 South Dearborn Street - 52nd Floor

P.O. Box 805398

Chicago, IL 60680-5398

This prospectus is one part of a registration statement filed on Form S-3 with the SEC under the Securities Act of 1933, as amended, known as the Securities Act. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information concerning us and the Securities, you should read the entire registration statement, including this prospectus and any related prospectus supplements, and the additional information described under the sub-heading “Documents Incorporated By Reference” below. The registration statement has been filed electronically and may be obtained in any manner listed above. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the registration statement or otherwise filed with the SEC. Each such statement is qualified in its entirety by such reference.

Information about us is also available on Exelon’s web site at http://www.exeloncorp.com. The information on Exelon’s web site is not incorporated into this prospectus by reference, and you should not consider it a part of this prospectus.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with the SEC, which means that we can disclose important information to you by referring you to the documents we file with the SEC. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. This incorporation by reference does not include documents that are furnished but not filed with the SEC. We incorporate by reference the documents listed below and any future documents that we file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (known as the Exchange Act) but prior to the termination of any offering of securities made by this prospectus:

Exelon Corporation (Exchange Act File No. 1-16169)

•	Exelon’s Annual Report on Form 10-K for the year ended December 31, 2016;

•	The description of Exelon’s common stock contained in the registration statement on Form 8-A filed under the Securities Exchange Act of 1934 on October 10, 2000, as amended, including any amendment thereto or report filed for the purpose of updating such description; and

•	Exelon’s Current Reports on Form 8-K filed with the SEC on March 10, 2017, April 3, 2017 and April 3, 2017.

Exelon Generation Company, LLC (Exchange Act File No. 333-85496)

•	Generation’s Annual Report on Form 10-K for the year ended December 31, 2016; and

•	Generation’s Current Reports on Form 8-K filed with the SEC on March 10, 2017 and April 3, 2017.

Commonwealth Edison Company (Exchange Act File No. 1-1839)

•	ComEd’s Annual Report on Form 10-K for the year ended December 31, 2016.

PECO Energy Company (Exchange Act File No. 000-16844)

•	PECO’s Annual Report on Form 10-K for the year ended December 31, 2016.

Baltimore Gas and Electric Company (Exchange Act File No. 1-1910)

•	BGE’s Annual Report on Form 10-K for the year ended December 31, 2016.

Potomac Electric Power Company (Exchange Act File No. 001-01072)

•	Pepco’s Annual Report on Form 10-K for the year ended December 31, 2016.

Delmarva Power & Light Company (Exchange Act File No. 001-01405)

•	DPL’s Annual Report on Form 10-K for the year ended December 31, 2016.

Atlantic City Electric Company (Exchange Act File No. 001-03559)

•	ACE’s Annual Report on Form 10-K for the year ended December 31, 2016.

Upon written or oral request, we will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of any or all of such documents which are incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this prospectus incorporates). Written or oral requests for copies should be directed to Exelon Corporation, Attn: Investor Relations, 10 South Dearborn Street, 52nd Floor, P.O. Box 805398, Chicago, IL 60680-5398, 312-394-2345.

Any statement contained in this prospectus, or in a document all or a portion of which is incorporated by reference, shall be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, any supplement or any document incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not, except as so modified or superseded, constitute a part of this prospectus.

All reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment, which indicates that all of a class of securities offered hereby have been sold or which deregisters all of a class of securities then remaining unsold, shall be deemed incorporated by reference herein and to be a part hereof from the date of filing of such documents.

$300,000,000

Baltimore Gas and Electric Company

3.750% Notes due 2047

PROSPECTUS SUPPLEMENT

August 21, 2017

Joint Book-Running Managers

Credit Agricole CIB

Credit Suisse

J.P. Morgan

Morgan Stanley

Co-Managers

Apto Partners, LLC

Penserra Securities LLC